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                              EMPLOYMENT AGREEMENT


DATE:          June _____, 1993

PARTIES:       OREGON METALLURGICAL CORPORATION,                 (the "Company")
               an Oregon corporation
               530 West 34th Avenue
               P. O. Box 580
               Albany, OR  97321

               CARLOS E. AGUIRRE                                    ("Employee")
               304 Benning Lane
               Downingtown, PA  19335

AGREEMENT:

     The parties agree as follows:

SECTION 1.     EMPLOYMENT

     1.1 FIXED TERM. The Company agrees to employ Employee as its President and Chief Executive Officer for a term commencing on June 28, 1993, and terminating on June 30, 1996, or until termination in accordance with Section 5. If not terminated in accordance with Section 5, upon expiration of the initial term of this Agreement this Agreement shall automatically renew for successive one (1) year terms thereafter.

     1.2 DUTIES. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable periods of illness excepted) to the performance of his duties under this Agreement. In general, such duties shall consist of those duties generally performed by the President and Chief Executive Officer of a corporation engaged in the business of metals manufacturing. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the board of directors of the Company. In performing such duties, Employee shall be subject to the direction and control of the board of directors of the Company. Employee further agrees that in all aspects of such employment, Employee shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. Employee shall serve as a director of the Company without additional compensation. The devotion of reasonable periods of time by Employee for personal purposes, outside business activities, or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company.


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SECTION 2.     COVENANT NOT TO COMPETE; CONFIDENTIALITY

     2.1 NONCOMPETITION. During the term of this Agreement and for a period of two (2) years after the termination of employment with the Company for any reason, Employee shall not, within the United States of America, Japan, United Kingdom, France, Germany, Israel, Sweden or Italy, directly or indirectly, (1) own (as a proprietor, partner, stockholder, or otherwise) an interest in, or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (3) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any enterprise engaged, directly or indirectly, in the business of buying, selling, producing, or processing titanium or titanium products or in competition with any other business conducted by the Company except with the prior written consent of the Company.

     2.2 CONFIDENTIALITY. Employee agrees that contemporaneously with the execution of this Agreement Employee shall execute Company's standard form Confidentiality Agreement.

     2.3 RETURN OF DOCUMENTS. Employee acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

     2.4 INJUNCTION. Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 2.1, 2.2, or 2.3 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach or take steps preliminary to breaching Section 2.1, 2.2, or 2.3, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

     2.5 NO RELEASE. Employee agrees that the termination of employment with the Company or the expiration of the term of this Agreement shall not release Employee from any obligations under Section 2.1, 2.2, 2.3, or 2.4.

SECTION 3.     COMPENSATION

     3.1 BASE COMPENSATION. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee base compensation of One Hundred Ninety-Five Thousand Dollars ($195,000.00) per year, through 1994 with annual reviews, payable in equal monthly installments on the last day of each month. Employee shall not be entitled to cost of living adjustments either under this Agreement or under Company's

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ESOP Plan.


     3.2 BONUS. Company presently has in place an Employee Stock Ownership Plan (ESOP) and Employee will be a participant in said Plan. Under the ESOP, there are two (2) bonus programs, one payable in cash and the other in stock. However, under the 1993 operating plan, Company does not anticipate that any sums will be paid under the ESOP bonus programs. Therefore, for 1993 and 1994, Company agrees to pay to Employee a bonus of Forty Thousand Dollars ($40,000.00) at the end of each year, with said bonus to be reduced by any sums (cash or stock) received by Employee under the two ESOP bonus programs. After 1994 under the present provisions of the Plan, no ESOP bonus programs will exist. Employee agrees to develop by working with the members of the board of directors compensation committee, equitable and achievable individual performance bonus and long-term incentive programs to become effective in 1995. These programs will be designed to reward both personal and company performance and will include all executive officers of the Company.

     3.3 LONG-TERM INCENTIVE PROGRAM (ESOP SHARE ALLOCATION). Pursuant to the terms of the ESOP documents, based on 1992 contributions, Employee will receive approximately FOURTEEN THOUSAND TWO HUNDRED FORTY-SEVEN (14,247) OREMET shares (or excess benefit plan shares) for 1993. All ESOP shares are tax deferred. To the extent that Employee's compensation for 1993 or 1994 exceeds federal ERISA limits (under Internal Revenue Code Section 415), Employee will receive "excess benefit shares" which will be redeemable in cash at some future date in accordance with the ESOP Plan, with the amount of cash to be determined based on the fair market value of the shares at the time of redemption. However, other statutory or ESOP limitations may serve to limit contributions to the ESOP, or to other qualified plans sponsored by the Company.

     3.4 OTHER BENEFITS. Base compensation and bonus compensation paid to Employee shall be in addition to any contribution made by the Company for the benefit of Employee to any qualified retirement plan maintained by the Company for the exclusive benefit of its salaried employees. The Company shall provide to Employee and Employee's family the same benefits that the Company provides to other salaried employees and their families, subject to Employee's satisfaction of the respective eligibility conditions for such benefits.

          Employee may select an American automobile, in keeping with the Company's tradition, for lease by the Company for Employee's use. Insurance, maintenance and operating costs of the automobile will be paid for by the Company pursuant to current IRS regulations.

          Employee shall obtain an annual physical examination and Company shall pay for said examination.


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     3.5       SIGN-ON BONUS.  As an inducement to joining Company, Employee will receive a sign-on bonus in the amount of Sixty-Five Thousand Dollars ($65,000.00). In the event it is determined at the time of the annual ESOP stock allocation that the sign-on bonus is not compensation covered by the ESOP, Company agrees to issue Employee, from authorized unissued stock of Company, a number of shares equivalent to the number of shares Employee would have been allocated if the sign-on bonus had been included in covered plan compensation.

SECTION 4.     EXPENSES

     4.1 RELOCATION EXPENSES. Employee shall be responsible for any and all relocation expenses of Employee, including but not limited to country club initiation fees.

     4.2 REIMBURSEMENT. Employee shall be entitled to reimbursement from the Company for reasonable expenses necessarily incurred by Employee in the performance of Employee's duties under this Agreement, upon presentation of vouchers indicating in detail the amount and business purpose of each such expense and upon compliance with the Company's reimbursement policies established from time to time.

SECTION 5.     TERMINATION

     5.1 TERMINATION BY PRIOR NOTICE. The employment of Employee by the Company may be terminated by either the Company or Employee upon the giving of Three Hundred Sixty-Five (365) days' prior written notice to the other party during the initial term of this Agreement. After the initial term of this Agreement and during any subsequent renewal term this Agreement may be terminated at any time upon the giving of six (6) months written notice by either party. This Agreement may be terminated at any time upon the mutual written agreement of the Company and Employee.

     5.2 IMMEDIATE TERMINATION. The employment of Employee by the Company may be terminated immediately in the sole discretion of the board of directors of the Company upon the occurrence of any one of the following events:

     5.2.1 Employee willfully and continuously fails or refuses to comply with the policies, standards, and regulations of the Company established from time to time;

     5.2.2 Employee engages in fraud, dishonesty, or any other act of misconduct in the performance of Employee's duties on behalf of the Company;

     5.2.3 Employee fails to perform any provision of this Agreement to be performed by Employee; or

     5.2.4 Employee is deceased or suffers a permanent disability. For purposes of this Agreement, "permanent disability" shall be defined as Employee's inability, due to illness,



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accident, or other cause, to perform the majority of Employee's usual duties for a period of three (3) consecutive calendar months or for a period of 120 days (whether or not consecutive) during any 365 day period.



     5.3 PRORATION OF BASE COMPENSATION. Upon the termination of employment, the base compensation payable to Employee pursuant to Section 3.1 shall be prorated to the date of such termination, calculated on a calendar year basis.

     5.4 INVOLUNTARY TERMINATION DURING FIRST 18 MONTHS. In the event that Employee is involuntarily terminated by Company's board of directors during the first eighteen (18) months of this Agreement for reasons other than those specified in Section 5.2 of this Agreement, then and in that event Employee will receive severance pay equal to twelve (12) months' current base salary.

SECTION 6.  VACATION; ILLNESS

     6.1 VACATION. Employee shall be subject to Company's vacation policy for salaried employees with Employee being credited for fifteen (15) years of service prior to July 1, 1993.

     6.2 ILLNESS. Subject to Section 5, Employee shall receive full compensation for any period of illness or incapacity during the term of this Agreement.

SECTION 7. CHANGE OF CONTROL AND SEVERANCE PAY

     In the event there is a change in the ownership of a majority of the outstanding capital stock of the Company, other than in accordance with the existing ESOP Plan, and within one (1) year thereafter there is an involuntary termination of the employment of Employee, Employee shall be paid two (2) years salary as severance pay and Employee shall continue to be eligible for all pension benefits otherwise available to him from Company at the end of the severance pay period. For purposes of this Section 7, the term "involuntary termination" shall include but shall not be limited to a reduction in compensation or a reduction of responsibility.

SECTION 8.     MISCELLANEOUS PROVISIONS

     8.1 BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors, and, to the extent permitted by Section 8.2, assigns.

     8.2 ASSIGNMENT. Except with the other party's prior written consent, a party may not assign any rights under this Agreement.




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     8.3  AMENDMENTS.  This Agreement may be amended only by an instrument in writing executed by all the parties.

     8.4 HEADINGS. The headings used in this Agreement are solely for convenience of reference, are not part of this Agreement, and are not to be considered in construing or interpreting this Agreement.

     8.5 ENTIRE AGREEMENT. This Agreement (including the exhibits) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

     8.6 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

     8.7 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

     8.8 WAIVER. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

     8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

     8.10 VENUE. This Agreement has been made entirely within the state of Oregon. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, venue shall be in the federal or state courts in Linn County, Oregon.

     8.11 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, shall be settled by arbitration in Albany, Oregon, in accordance with ORS 36.300-36.365, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

THE COMPANY:                            OREGON METALLURGICAL
                                        CORPORATION, an Oregon


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                                        corporation

                                        By___________________________
                                           Title:_______________________

EMPLOYEE:
                                        ---------------------------------
                                        CARLOS E. AGUIRRE






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